Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Julie Pierce

Director of SEC Reporting, StarTek, Inc.

303-262-4587

julie.pierce@startek.com

StarTek, Inc. Reports First Quarter 2011 Results

Revenue Decline Expected as Offshore Migration Success Continues

Gross Margins Improve, SG&A Expenses Decline, Operating Loss Narrows

DENVER, CO — April 28, 2011 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the first quarter ended March 31, 2011.  The Company reported first quarter 2011 revenue of $59.5 million and a net loss of $0.17 per share, both in line with the Company’s pre-release of financial results on April 18, 2011.

StarTek’s improved results in the first quarter of 2011 demonstrate that the Company’s site optimization strategy and offshore expansion efforts are effectively strengthening its financial profile.  While revenue declined by $5.2 million compared to the fourth quarter of 2010, gross profit improved by $1.1 million to $7.4 million.  As a percentage of revenue, gross profit grew in all three geographic segments and expanded to 12.4% compared to 9.7% in the prior quarter.  At the same time, selling, general and administrative (SG&A) expense was $9.7 million, a decline of $2.1 million sequentially, and at the lowest level in eight quarters.  The Company reported adjusted EBITDA of $2.1 million and ended the quarter with approximately $20.4 million in cash and cash equivalents and no debt.  The Company also reported three new contract wins in the quarter worth $10.5 million in annual revenue, and in the second quarter the Company has already won an additional new deal worth approximately $8 million in annual revenue.

Financial Highlights

First quarter 2011 revenue of $59.5 million represented a decrease of 8.0% compared to the fourth quarter of 2010, and a decrease of 11.7% compared to the first quarter of 2010.  The decline in revenue was attributable to the Company’s North American optimization and offshore migration strategy, which included the closure of two sites and the consolidation of two more in late 2010 and early 2011.  The decline in revenue was partially offset by growth in the offshore segment of approximately $0.3 million compared to the fourth quarter of 2010 and growth of $7.4 million compared to the first quarter of 2010.

Gross margin improved to 12.4% in the first quarter of 2011, compared to 9.7% in the fourth quarter of 2010 and 10.6% in the first quarter of 2010.  The increase was driven by improved offshore and Canadian gross margins.  Offshore gross margin improved to 11% from 6% in the fourth quarter of 2010 as productivity improved.  Canadian gross margins improved to 9% from 1% in the fourth quarter of 2010 due to higher utilization and an unprofitable site that was closed in the fourth quarter.

SG&A expense for the quarter totaled $9.7 million, compared to $11.8 million in the fourth quarter of 2010 and $10.9 million in the first quarter of 2010.  The decline from fourth quarter 2010 was due to the absence of $0.9 million in severance costs and the additional cost-cutting initiatives that the Company initiated at the end of the fourth quarter.  The Company expects to continue meeting its stated goal of spending less than $10 million per quarter in SG&A expense in 2011.

The Company reported first quarter 2011 adjusted EBITDA of $2.1 million, compared to a fourth quarter 2010 adjusted EBITDA loss of $0.7 million.  The Company reported a net loss of $2.6 million, or $0.17 per share, during the first quarter of 2011 compared to a net loss of $6.6 million, or $0.44 per share, in the fourth quarter of 2010, and a net loss of $3.1 million, or $0.21 per share, in the first quarter of 2010.

The Company’s cash balance as of March 31, 2011 was approximately $20.4 million and the Company continues to have no debt.  Capital expenditures for the current quarter totaled $1.9 million.

First Quarter 2011 Operational Highlights

During the first quarter of 2011, the Company:

•                  Signed three new deals totaling nearly 500 agent seats worth approximately $10.5 million in annual revenue, adding two new clients in the new media and technology sectors;

•                  Wound down operations at its Alexandria, Louisiana facility;

•                  Announced the downsizing of its Cornwall, Ontario site;

•                  Had offshore, full-time equivalent agents totaling over 2,000, and representing 34% of the Company’s total agents; and

•                  Hired call center industry veteran Shelia Fisher as SVP, Sales and Marketing.

“We are pleased that our recently outlined three point strategy of expanding offshore, rationalizing U.S. operations and reducing our Canadian exposure is delivering improved results,” said Larry Jones, StarTek President and CEO.  “During the quarter, we had significant new sales wins and further diversified our client base through the addition of two new verticals, technology and online media.  To date, we have also expanded our cable foot print through two key wins with a current client, thereby decreasing our exposure and mitigating volatility among our telecommunications clients.  We believe that these efforts will help return StarTek to profitability and enhance value for shareholders.”

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (investor.startek.com).  Further, a visual presentation will accompany the Company’s earnings call which may be found on the Company’s website.  Further details regarding the earnings call are described below.

Conference Call and Webcast Details

The Company will host a conference call today, April 28, 2011, at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss its first quarter 2011 financial results. To participate in the teleconference, please call toll-free 866-804-6928 (or 857-350-1674 for international callers) and enter “20382272”.  You may also listen to the teleconference live via the Company’s website at www.startek.com.  For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek

StarTek, Inc. (NYSE: SRT) is a leading customer experience expert in the business process outsourcing industry.  Our clients rely on us to ensure a great customer experience resulting in improved customer satisfaction and retention and an increase in revenue and cost efficiencies for our clients.  StarTek has the platforms and the expertise to compete with the largest companies but we remain small enough to focus on partnering with our clients to develop creative solutions that fit their unique needs.  StarTek’s comprehensive suite of solutions includes sales, order management and provisioning, customer care, technical support, receivables management, and retention programs. Our company also offers clients a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support. Headquartered in Denver, Colorado, StarTek has delivery centers onshore in North America, near shore in Costa Rica, offshore in the Philippines and virtually through its StarTek@Home workforce. For more information, visit www.StarTek.com or call +1 303.262.4500.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on two significant customers, consolidation by our clients, the concentration of our business in the telecommunications industry, pricing pressure, maximization of capacity utilization, lack of success of our clients’ products and services, consolidation of vendors by our clients, interruptions to the Company’s business due to geopolitical conditions and/or natural disasters, foreign currency exchange risk, lack of minimum purchase requirements in our contracts, ability to hire and retain qualified employees, the timely development of new products or services, failure to implement new technological advancements, increases in labor costs, lack of wide geographic diversity, continuing unfavorable economic conditions, our ability to effectively manage growth, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information, risks inherent in the operation of business outside of North America, ability of our largest stockholder to affect decisions, stock price volatility, variation in quarterly operating results, inability to renew or replace sources of capital funding and, should we make acquisitions, the effective and timely integration of such acquisitions.  Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2010 with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect StarTek’s businesses, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue	$59,510	$67,410
Cost of services	52,123	60,274
Gross profit	7,387	7,136
Selling, general and administrative expenses	9,680	10,890
Operating loss	(2,293)	(3,754)
Net interest and other income	18	3
Loss before income taxes	(2,275)	(3,751)
Income tax expense (benefit)	279	(635)
Net loss	$(2,554)	$(3,116)

Net loss per share:
Basic	$(0.17)	$(0.21)
Diluted	$(0.17)	$(0.21)

Weighted average shares outstanding:
Basic	15,014	14,846
Diluted	15,014	14,846

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	As of
	March 31, 2011	December 31, 2010
ASSETS

Current assets:
Cash, cash equivalents and investments	$20,380	$18,740
Trade accounts receivable	41,571	47,210
Other current assets	11,252	11,884
Total current assets	73,203	77,834

Property, plant and equipment, net	45,333	46,930
Other assets	7,939	7,991
Total assets	$126,475	$132,755

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$24,040	$27,665
Other liabilities	3,886	4,443
Total liabilities	27,926	32,108

Stockholders’ equity	98,549	100,647
Total liabilities and stockholders’ equity	$126,475	$132,755

	Three Months Ended March 31,
	2011	2010
Operating Activities
Net loss	$(2,554)	$(3,116)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,986	4,236
Impairment losses	—	2,162
Non-cash compensation cost	449	556
Changes in operating assets & liabilities and other, net	1,498	8,003
Net cash provided by operating activities	3,379	11,841
Investing Activities
Proceeds from investments available for sale, net	—	499
Purchases of property, plant and equipment	(1,928)	(4,854)
Proceeds from note receivable	165	—
Net cash used in investing activities	(1,763)	(4,355)
Financing Activities
Other financing, net	139	27
Net cash provided by financing activities	139	27
Effect of exchange rate changes on cash	(115)	200
Net increase in cash and cash equivalents	1,640	7,713
Cash and cash equivalents (not including investments) at beginning of period	18,740	19,591
Cash and cash equivalents (not including investments) at end of period	$20,380	$27,304

STARTEK, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands)

(Unaudited)

The information presented in this press release reports adjusted EBITDA, which the Company defines as net income (loss) plus income tax expense, interest expense, impairment and restructuring charges, depreciation expense and stock compensation expense.  The following tables provide reconciliation of adjusted EBIDTA to net income calculated in accordance with GAAP.  This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP).  It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

Adjusted EBITDA:

	Three Months Ended
	March 31, 2011	December 31, 2010
Net loss	$(2,554)	$(6,562)
Income tax expense (benefit)	279	(526)
Interest income	(22)	(32)
Impairment losses and restructuring charges	—	1,621
Depreciation expense	3,986	4,325
Stock compensation expense	449	523
Adjusted EBITDA	$2,138	$(651)